UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 24, 2005

Cirrus Logic, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-17795	77-0024818
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2901 Via Fortuna, Austin, Texas		78746
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	512-851-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On May 24, 2005, Cirrus Logic, Inc. (the "Company") entered into a definitive agreement to sell its digital video product line to Magnum Semiconductor Inc., a privately held company formed by an investment group led by Investcorp and August Capital. The transaction is structured as an asset sale and is currently expected to close in approximately 45 to 75 days. As consideration for the sale of these assets, the Company will receive a minority equity ownership position in Magnum Semiconductor and is anticipating it will account for its ownership position under the cost method of accounting. Upon completion of the transaction, the Company expects to record a one-time charge of approximately $7 million, which consists primarily of $5 million in anticipated costs associated with the company’s exit from excess leased facilities and an estimated $1.5 million in expected professional fees associated with the transaction. The transaction is subject to certain closing conditions, including conditions requiring that certain approvals, consents and agreements be obtained.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1 Text of Cirrus Logic, Inc. press release dated May 25, 2005.

A copy of the Company’s press release announcing the transaction is attached hereto as Exhibit 99.1, which is being furnished to, but not filed with, the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cirrus Logic, Inc.

May 25, 2005	By:	John T. Kurtzweil

Name: John T. Kurtzweil
Title: Senior Vice President & Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Text of Cirrus Logic, Inc. press release dated May 25, 2005.